UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2016

VERIFONE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-32465

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

04-3692546
(IRS Employer Identification No.)

88 West Plumeria Drive
San Jose, CA 95134
(Address of principal executive offices, including zip code)

408-232-7800
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Verifone Systems, Inc. (the "Company" or “VeriFone”) today announced the resignation of Alok Bhanot, one of the Company’s named executive officers from his position as Executive Vice President and Chief Technology Officer. Mr. Bhanot provided notice of his intent to resign on May 19, 2016 and his resignation will be effective August 15, 2016. Following his departure, Mr. Bhanot’s responsibilities will be shared by Paul Galant, Chief Executive Officer, Glen Robson, EVP, Global Terminal Solutions and Marc Rothman, Chief Financial Officer. Mr. Bhanot will also assist the Company in transitioning his responsibilities to our other executive officers through the date of his departure.

On May 21, 2016, Wenda Harris Millard, President and Chief Operating Officer of MediaLink LLC, notified VeriFone that she was resigning from the Company’s Board of Directors (the “Board”) effective immediately. Ms. Millard’s resignation is due to her other professional commitments and demands on her time, and not due to any disagreement with the Company on any matter related to VeriFone’s operations, policies or practices. The size of the Board was reduced to eight directors effective May 21, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERIFONE SYSTEMS, INC.

Date: May 24, 2016	By: /s/ Albert Liu Name: Albert Liu Title: Executive Vice President, Corporate Development and General Counsel